Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Greg Gadel, Executive Vice President and Chief Financial Officer

BUCA, Inc.

(612) 225-3423

ggadel@bucainc.com

BUCA, Inc. Announces Completion of $18.2 Million Private Placement

MINNEAPOLIS (February 26, 2004) BUCA, Inc. (NASDAQ: BUCA) today announced that it has completed the sale in a private placement of 3.3 million shares of newly issued common stock to institutional investors. The purchase price was $5.50 per share, which resulted in net proceeds of approximately $17 million.

The shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The company is obligated under the Securities Purchase Agreement related to the sale of the shares to file a registration statement within 30 days after the closing of the transaction for purposes of registering the resale of the shares issued in the private placement.

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 105 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.